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                                                                   EXHIBIT 99.1


[logo]                                                    FOR IMMEDIATE RELEASE

Contact:  Wil Goodrich, Vice President-Director of Marketing (209)438-2600

                REGENCY BANCORP ANNOUNCES 3RD QTR GROWTH IN NET INCOME

    FRESNO, November 8 -- Regency Bancorp, parent company of Fresno-based Regency Bank, today reported a 115.3% increase, or $842,000, in net income for the first three quarters of 1996 as compared to the same period a year earlier. Net income for this year's third quarter increased $393,000 compared to the third quarter of 1995.

    Earnings per share this quarter were $0.15; and $0.45 per share for 1996 to date. In 1995, the comparable per share earnings were ($0.6) and $0.21. A cash dividend of $0.06 per share was paid in August this year versus a cash dividend of $0.05 per share in the third quarter of 1995.

    Steve Hertel, the holding company and bank president and chief executive officer, stated that "Our increases this year are directly attributable to increased net interest income, expense control, the continuing strength of the bank in all areas, and the excellent growth and profitability of our money management subsidiary, Regency Investment Advisors, Inc. (RIA).

    "In the third quarter," he added. "we were particularly pleased with the strides we've taken in divesting the real estate investment activities of our subsidiary, Regency Service Corporation (RSC). This federally mandated action which has affected so many banks in California and other states, was the only reason for the 1995 third quarter loss last year and at year's end. It is also the primary reason that consolidated earnings of the holding company during the divestiture are anticipated to be less than our previous, excellent historical performance level. However, the bank,


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REGENCY 3RD QTR GROWTH


net of RSC's activities, is performing at its highest level ever."

    While the company's net income grew over the last twelve months, its total assets also climbed to $170.8 million, a 3.7% increase over last year's $164.7 million. Total deposits followed this same trend, up 3.5% to $152.1 million from $146.9 million a year ago. Total loans, increased 2.6% from 1995's total to $102.7 million at the end of September, 1996.

    Part of the bank's asset growth during the last quarter has been directly attributed to the rapid growth of its new branch in Madera which opened at 5th and "D" Streets in mid-August. By the end of the quarter, after barely six weeks of operation, Madera had opened well in excess of $5 million in new deposit accounts.

    Also reporting significant growth was the bank's investment management subsidiary, RIA. Formed in 1993, it began with assets under management of $23 million. At the end of the third quarter, RIA had grown to almost $72.5 million in Central Valley investment portfolios serving businesses, not for profit agencies, and individual investors. This year, its portfolio performance is again in the top quartile of money managers, nationwide, for the third consecutive year.

    Regency Bancorp is an Employee Stock Ownership Plan (ESOP) company making its staff members the single largest shareholder. Together with individual employees, the firm's 401K plan, and its directors, they own 34% of the company's common stock. The remaining shares are owned primarily by local families and companies in the Central Valley area. Its stock is traded over the counter under the symbol, REFN, through four market makers: Sutro & Co., Hoefer & Arnett, Van Kasper & Co., and Banc Stock Financial Services.


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REGENCY 3RD QTR GROWTH

    The holding company's lead subsidiary, Regency Bank, serves the business and professional community as well as individuals needing unique, customized banking services. Earlier in the year it was named the first winner of the "1996 Excellence in Business Award" for financial institutions.

    The bank was honored for its "high ethical standards in business and professional dealings, success and growth of the business, employee and customer service, service to community and concern for the environment." The awards were sponsored by the Fresno Bee, the Fresno Business Council and Chambers of Commerce and Economic Development Corporations of Central California.

    Regency's president was also named the 1996 Central California Financial Services Advocate of the Year by the Fresno District Office of the U.S. Small Business Administration. The annual award was for his "significant contributions and financial services to advance small business interests in Central California."

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November 8, 1996


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